Exhibit (h)(1)(d)
AMENDMENT TO
ADMINISTRATION AGREEMENT
     AMENDMENT made as of the 16th day of January, 2007, between Hirtle Callaghan Trust (the “Trust”) and BISYS Fund Services Ohio, Inc. to that certain Administration Agreement between the Trust and BISYS dated as of January 1, 2003 (as amended and in effect on the date hereof, the “Agreement”) under which BISYS performs certain administrative services for the Trust. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.
     WHEREAS, the parties hereto wish to enter into this Amendment to set forth the terms and conditions under which BISYS will continue to perform the services enumerated in the Agreement, and to amend and supplement certain provisions of the Agreement.
     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:
     1. Amendments.
     (a) Section 2 of the Agreement shall be amended by adding the following as the last sentence of the first paragraph: “The administrative services set forth herein shall be provided in accordance with the service standards set forth on Schedule A attached hereto.”
     (b) Schedule A attached hereto is hereby incorporated and made a part of the Agreement.
     (c) Section 2 of the Agreement shall be amended as follows:
     (i) Paragraph 2(b) shall be amended by deleting the first two clauses and replacing them with the following:
“Prepare, subject to review by counsel to the Trust: (i) the annual update to the Trust’s registration statement on Form N-1A with respect to existing Funds, (ii) other amendments to the Trust’s registration statement and supplements to its Prospectus and Statement of Additional Information, if any, reflecting developments from time to time with respect to existing Funds, and “
     (ii) Paragraph 2(d) shall be amended by adding the following to the end of the paragraph: “, and in connection with any special meeting of Shareholders.”
     (iii) Paragraph 2(m) shall be deleted in its entirety and replaced with the following:

“File fidelity bonds at the expense of the Trust and Funds in accordance with the requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), to the extent such bonds and policies are approved by the Board.

(iv)	The following paragraphs 2(s) and 2(t) shall be added following paragraph 2(r) of the Agreement:

“(s) Prepare scripts for and attend shareholder meetings and record the minutes of such meetings, and

(t) Coordinate formulating and filing of Funds’ proxy voting records (as approved by the investment advisor) on Form N-PX.”
     (c) Section 7 of the Agreement shall be amended by deleting the first paragraph in its entirety and replacing it with the following:
“This Agreement shall continue in effect until December 31, 2008 (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement shall be terminated only (i) by provision of a written notice of non-renewal provided at least 60 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of such Initial Term or such Rollover Period, as applicable), (ii) by either party upon 90 days prior written notice, provided that such notice shall not be given prior to December 31, 2007, (iii) by mutual agreement of the parties, or (iv) immediately for “cause”, as defined below, upon written notice from the terminating party.”
     (d) Section 7 of the Agreement is further amended by adding the following to the first sentence of the second paragraph:
“or (d) the sale or transfer of a controlling interest in, or the sale or transfer of all or substantially all of the assets of, the party to be terminated or its ultimate parent company (in which event, the terminating party may terminate by providing the written notice of termination described above within 60 days of receipt of notice of such sale or transfer).
     2. Representations and Warranties.
     (a) The Trust represents (i) that it has full power and authority to enter into and perform this Amendment on behalf of itself and as Trustee of the Funds (ii) that the terms of this Amendment, and all information relating thereto has been presented to and reviewed by the Board and (iii) that the Board has approved this Amendment.
     (b) BISYS represents that it has full power and authority to enter into and perform this Amendment.
     (c) Each party represents and warrants to the other that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
     3. Effective Date.
     The effective date of this Amendment shall be January 1, 2007.
     4. Miscellaneous.
     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreements or any provisions of the Agreements that directly cover or indirectly bear upon matters covered under this Amendment.
     (b) Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreements as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreements). No amendment or modification to this Amendment shall be valid unless made in writing and executed by each party hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.
THE HIRTLE CALLAGHAN TRUST
By: /s/ Robert Zion
Title: Vice President and Treasurer
BISYS FUND SERVICES OHIO, INC.
By: /s/ Fred Naddaff
Title: President

SCHEDULE A
TO THE ADMINISTRATION AGREEMENT BETWEEN
THE HIRTLE CALLAGHAN TRUST AND
BISYS FUND SERVICES OHIO, INC.
Service Standards
          In the event that BISYS fails to perform the specified service standard listed below, the respective penalty specified below may be assessed. The service standards are subject to all terms and conditions of this Agreement, including, without limitation, Section 5. BISYS shall not be subject to the service standards set forth herein when (i) BISYS has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan and/or (ii) in the event of events beyond BISYS’ reasonable control including, without limitation, force majeure events. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization of filings by the Trust and its investment advisor. BISYS shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays, or failure of the Trust or its other service providers.

Measurement Criteria	Service-Level Accuracy & Penalty
Financial Administration
Shareholder Report Preparation Cycle (days to signoff for print and mail)	58 days following the last day of the period ($5,000)

SEC Filings, by type (N-SAR, N-Q, N-CSR, 24f-2)	By regulatory deadline ($10,000)

Preparation of Budget Packages	Quarterly (or as agreed upon with client) ($500)

Mutual Fund Performance Calculation	By 3rd business day after month-end ($500)

Mutual fund Performance Accuracy	>99.0%* within each year of the term ($1,000 for year)

Legal Services
Distribution of Draft Board Meeting Minutes to Client and Counsel	45 days following the respective meeting ($2,000)

Distribution of Draft Board Agenda	8 weeks prior to meeting ($2,000)

Distribution of Draft Board Resolutions (upon finalization of agenda)	6 weeks prior to meeting ($2,000)

Compliance Services
Daily Compliance Checks SEC & Prospectus	By 5:00 PM on Trade Date + 2 business days

Measurement Criteria	Service-Level Accuracy & Penalty
IRS	By 5:00 PM on Trade Date + 2 business days ($500 if missed more than three times in any fiscal quarter)
Note: Business Days are days when the New York Stock Exchange is open and trading.

* The required performance standard associated with this function will be measured by dividing the total number of times that function was   correctly performed during the year by the total number of times that the function was performed during the year.